Filed pursuant to Rule 433

Registration No. 333-166774

April 10, 2012

Final Term Sheet

2.95% First Mortgage Bonds due 2022

Secured Medium-Term Notes, Series I

IDAHO POWER COMPANY

Issuer: Idaho Power Company

Trade Date: April 10, 2012

Original Issue Date/Settlement Date: April 13, 2012,

which is the third business day following the Trade Date

Principal Amount: $75,000,000

Price to Public: 99.829% of Principal Amount, plus

accrued interest from the Original Issue Date

Purchasers’ Discount: 0.625%

Proceeds to the Company: 99.204%

Interest Rate: 2.95% per annum

Anticipated Ratings:*

Standard & Poor’s Ratings Services: “A-”

Moody’s Investors Service: “A2”

Anticipated Use of Proceeds:

Together with the net proceeds of First Mortgage Bonds due

2042 offered concurrently with the notes offered hereunder,

to pay at or prior to maturity $100 million of Idaho Power

Company’s 4.75% First Mortgage Bonds due 2012 and to

fund a portion of Idaho Power Company’s capital

requirements. If Idaho Power Company does not use the net

proceeds immediately, it will temporarily invest them in

short-term investments

Interest Payment Dates: April 1 and October 1,

commencing October 1, 2012

Redemption: As specified in Pricing Supplement No. 3

dated April 10, 2012

Make-whole Call: Prior to January 1, 2022, the

greater of (i) 100% of the principal amount to be

redeemed and (ii) an amount to be determined using a

discount rate equal to the Treasury Rate plus 15

basis points

Par Call: On or after January 1, 2022, 100% of the

principal amount to be redeemed

Maturity Date: April 1, 2022

CUSIP: 45138LAZ6

Purchasers:

J.P. Morgan Securities LLC ($20,625,000)

Merrill Lynch, Pierce, Fenner & Smith

Incorporated ($18,750,000)

Wells Fargo Securities, LLC ($18,750,000)

Mitsubishi UFJ Securities (USA), Inc. ($5,625,000)

KeyBanc Capital Markets Inc. ($3,750,000)

RBC Capital Markets, LLC ($3,750,000)

U.S. Bancorp Investments, Inc. ($3,750,000)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322, or Wells Fargo Securities, LLC, toll free at 1-800-326-5897.